Chino Commercial Bancorp Reports Quarterly Results

CHINO, Calif., Oct. 24, 2011 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB: CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the third quarter ended September 30, 2011 with net income of $120,113, a 38.1% reduction from net income of $194,041 for the same quarter last year. The net income for the most recent quarter represents $0.16 per diluted share, as compared with earnings of $0.26 per diluted share from the same quarter last year. The Company's profit year-to-date increased 9.6% to $273,474 or $0.37 per diluted share as compared with net earnings of $249,519 or $0.35 per dilute share for the same period last year.

Dann H. Bowman, President and Chief Executive Officer stated, "The fundamental economic conditions in the Inland Empire appear to be improving. At September 30, 2011 the Bank had only one delinquent loan, which has subsequently been paid in full. Similarly, the Bank also had only one foreclosed property and no pending foreclosures.

Many of our small business customers are beginning to see improved sales levels, and moderately better business conditions. We are pleased that we are in a strong position to help the small business customers in the Inland Empire, which are the engines for job creation in our community."

Financial Condition

The Company's total assets were $106.2 million at September 30, 2011, a decrease of $7.7 million, or 6.8% as compared to total assets of $113.9 million at December 31, 2010. The most significant changes in the Company's balance sheet during the nine months ended September 30, 2011 are outlined below:

Total deposits decreased from $103.0 million at December 31, 2010 to $94.9 million at September 30, 2011, a 7.8% decrease. Noninterest-bearing deposits increased to $44.7 million at September 30, 2011, an increase of $2.8 million or 6.7% from December 31, 2010. Total interest-bearing deposits decreased from $61.1 million at December 31, 2010 to $50.2 million at September 30, 2011, a 17.8% decrease in the nine months of 2011. This was done by design to eliminate higher yielding deposits. The ratio of non-interest bearing deposits to total deposits increased from 40.7% at December 31, 2010 to 47.1% at September 30, 2011.

The Company experienced a decrease in interest-earning assets of 8.7% to $92.6 million in the nine months of 2011, primarily in total investments which decreased to $25.5 million at September 30, 2011, compared to $36.2 million at December 31, 2010. This was caused by the liquidation of lower-yielding interest earning deposits in other banks to pay off higher-yielding interest bearing deposits. The reduction in assets was also part of a managed strategy to enable the Bank to maintain its tier 1 leverage capital ratio at or above 9.0% as agreed with bank regulators pending a capital raise which is expected to commence in the fourth quarter of 2011.

Nonperforming assets were comprised of 14 loans and one foreclosed property totaling $4.8 million at September 30, 2011, compared to 11 loans and one foreclosed property totaling $4.7 million at December 31, 2010. The Company's nonperforming assets at September 30, 2011 and December 31, 2010 were 8.36% and 7.67%, respectively, of the total loans and OREO. Allowance for loan losses to non-performing loans was 35.30% and 34.60% at September 30, 2011 and December 31, 2010, respectively. All but one of the loans classified as nonperforming as of September 30, 2011, totaling $277,012, are current and paying as agreed.

Earnings

The Company decreased its provision for loan losses 85.8% or $13,423 to $2,221 for the three months ended September 30, 2011 and reduced its provision 46.9% or $248,336 to $281,660 for the nine months ended September 30, 2011. The decreased provisions in 2011 were primarily the result of a reduction in loan charge-offs.

The Company posted net interest income for the quarters ended September 30, 2011 and September 30, 2010 of $870,314 and $1,005,347, respectively. For the nine months ended September 30, the Company posted net interest income of $2,797,124 and $2,935,421 for 2011 and 2010, respectively. Loan interest income decreased $178,601, or 16.9%, to $877,470 for third quarter of 2011 compared with the third quarter of 2010. The decrease in interest income from loans was $378,269, or 11.9%, comparing the nine months ended September 30, 2011 with the same period in 2010. For the nine months ended September 30, 2011, investment income decreased $160,640 or 26.1% to $455,931 as compared to the nine months ended September 30, 2010.

Interest expense on deposits decreased $124,688, or 57.0%, comparing the quarters ended September 30, 2011 with September 30, 2010. On a year-to-date comparison, interest on deposits decreased $394,226, or 56.2%, in 2011 compared to the same period in 2010. Interest from investments decreased $82,977, or 38.4% for the quarter ended September 30, 2011 compared to the same period in 2010.

Non-interest income totaled $327,655 for the three months ended September 30, 2011, or a 22.9% decrease from $424,989 earned in the third quarter of 2010. The decrease in non-interest income was due to a gain on sale of repossessed equipment of $127,839 partially offset by the recognition of the provision to the valuation allowance on OREO for $29,700 in the third quarter of 2010 that was not repeated in the same quarter of 2011. Non-interest income increased 0.1% for the nine months ended September 30, 2011 to $1,038,768, as compared to $1,037,752 for the nine months ended September 30, 2010. The major contributor to the increase was service charges on deposit accounts. The increase was due to increased activity as the Company has not increased its per-item service charges.

Non-interest expenses were $1,011,489 for the three months ended September 30, 2011 as compared to $1,105,290 for the three months ended September 30, 2010, an 8.5% decrease. Non-interest expenses increased $69,428 to $3,148,761 for the nine months of 2011 compared to the same period in 2010. The largest component of non-interest expense was salaries and benefits expense of $538,909 for the third quarter and $1,647,203 for the nine months of 2011 compared to $543,501 and $1,637,951 for the same periods in 2010, representing an 0.8% decrease and a 0.6% increase, respectively.

Legal and other professional fees increased 1.4% and 62.2% or $1,486 and $119,266, respectively, during the three and nine months ended September 30, 2011 compared to the same periods in 2010 as a result of increased loan collection activity, regulatory matters, and complexity of SEC related filings.

Regulatory assessments expense decreased $30,438 or 53.9% in the third quarter of 2011 versus 2010 and increased $15,179 or 9.4% in the nine months of 2011 versus 2010 due to anticipated increased assessment rates that were accrued and reversed as the increase did not materialize.

Other components of non-interest expense that affected the changes were occupancy and equipment expenses which decreased $25,676 for the three month period ended September 30, 2011 compared to the same period in 2010, due to the differences between rental expense in 2010 and depreciation expense in 2011 for the Company's recently-purchased main office. Occupancy and equipment expenses increased $9,656 for the nine month period ended September 30, 2011 compared to the same period in 2010, due to the opening of the Rancho Cucamonga Branch in April 2010. The prior year would include only six months occupancy expense, while 2011 includes nine months occupancy expense for the new facility. Data and item processing expenses decreased slightly by $4,616, or 5.1% for the comparable three month and $14,729, or 5.6% for the comparable nine month period due to the additional branch.

Income tax expenses were $64,146 and $131,997 for the three and nine months ended September 30, 2011, as compared to income tax expenses of $115,361 and $114,325 for the same periods of 2010.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2011 and December 31, 2010

	September 30, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 4,247,020	$ 3,041,114
Federal Funds Sold	10,265,998	4,660,527
Total cash and cash equivalents	14,513,018	7,701,641

Interest-bearing deposits in other banks	11,693,252	19,378,252
Investment securities available for sale	3,300,162	4,706,994
Investment securities held to maturity (fair value approximates
$10,783,000 at September 30, 2011 and $12,302,000 at December 31, 2010)	10,473,853	12,153,915
Total investments	25,467,267	36,239,161
Loans
Real estate	47,444,517	51,459,881
Commercial	8,774,804	8,411,117
Installment	665,715	649,455
Gross loans	56,885,036	60,520,453
Unearned fees and discounts	(26,467)	(27,204)
Loans net of unearned fees and discount	56,858,569	60,493,249
Allowance for loan losses	(1,537,195)	(1,442,153)
Net loans	55,321,374	59,051,096

Accrued interest receivable	276,861	382,943
Restricted stock	667,700	626,250
Fixed assets, net	6,500,191	6,342,670
Foreclosed assets	439,317	516,534
Prepaid & other assets	2,989,232	3,053,531
Total assets	$ 106,174,960	$ 113,913,826

LIABILITIES:
Deposits
Non-interest bearing	$ 44,706,172	$ 41,909,584
Interest Bearing
NOW and money market	30,883,549	36,241,586
Savings	1,670,988	2,085,092
Time deposits less than $100,000	4,998,019	6,377,430
Time deposits of $100,000 or greater	12,656,416	16,385,864
Total deposits	94,915,144	102,999,556

Accrued interest payable	109,425	104,967
Accrued expenses & other payables	759,295	700,046
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	98,876,864	106,897,569
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 748,314 shares at September 30, 2011 and at December 31, 2010.

	2,750,285	2,750,285
Retained earnings	4,463,681	4,190,208
Accumulated other comprehensive income	84,130	75,764
Total stockholders' equity	7,298,096	7,016,257
Total liabilities & stockholders' equity	$ 106,174,960	$ 113,913,826

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the six months ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income
Investment securities and due from banks	$ 133,204	$ 216,181	$ 455,931	$ 616,571
Interest on Federal funds sold	4,616	2,759	8,651	2,759
Interest and fee income on loans	877,470	1,056,071	2,793,245	3,171,514
Total interest income	1,015,290	1,275,011	3,257,827	3,790,844
Interest expense
Deposits	94,013	218,701	307,740	701,966
Other interest expense	0	0	75	569
Other borrowings	50,963	50,963	152,888	152,888
Total interest expense	144,976	269,664	460,703	855,423
Net interest income	870,314	1,005,347	2,797,124	2,935,421
Provision for loan losses	2,221	15,644	281,660	529,996
Net interest income after
provision for loan losses	868,093	989,703	2,515,464	2,405,425
Non-interest income
Service charges on deposit accounts	298,241	300,166	892,317	862,307
Gain on sale of foreclosed assets	0	(29,700)	61,151	(29,551)
Other miscellaneous income	9,299	134,094	24,805	148,769
Dividend income from restricted stock	2,783	2,961	8,342	4,418
Income from bank-owned life insurance	17,332	17,468	52,153	51,809
Total non-interest income	327,655	424,989	1,038,768	1,037,752
General and administrative expenses
Salaries and employee benefits	538,909	543,501	1,647,203	1,637,951
Occupancy and equipment	98,992	124,668	325,794	316,138
Data and item processing	86,777	91,393	277,962	263,233
Advertising and marketing	14,947	16,347	42,183	45,228
Legal and professional fees	108,861	107,375	311,084	191,818
Regulatory assessments	26,051	56,489	177,418	162,239
Insurance	10,587	9,958	30,236	27,950
Directors' fees and expenses	17,321	16,541	54,097	50,959
Other expenses	109,044	139,018	282,784	383,817
Total general & administrative expenses	1,011,489	1,105,290	3,148,761	3,079,333
Income before income tax expense	184,259	309,402	405,471	363,844
Income tax expense	64,146	115,361	131,997	114,325
Net income	$ 120,113	$ 194,041	$ 273,474	$ 249,519
Basic earnings per share	$ 0.16	$ 0.26	$ 0.37	$ 0.35
Diluted earnings per share	$ 0.16	$ 0.26	$ 0.37	$ 0.35

CHINO COMMERCIAL BANCORP
Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	September 30, 2011	December 31, 2010
Non-performing loans	$ 4,354,071	$ 4,167,573
Non-performing loans to total loans	7.65%	6.89%
Non-performing loans to total assets	4.10%	3.66%
Allowance for loan losses to total loans	2.70%	2.38%
Nonperforming assets as a percentage of total loans and OREO	8.36%	7.67%
Allowance for loan losses to non-performing loans	35.30%	34.60%

OTHER PERIOD-END STATISTICS
(unaudited)	September 30, 2011	December 31, 2010
Shareholders equity to total assets	6.87%	6.16%
Loans to deposits	59.93%	58.76%
Non-interest bearing deposits to total deposits	47.10%	40.69%

	For the three months ended		For the nine months ended
	September 30		September 30
	2011	2010	2011	2010
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	6.65%	11.30%	5.07%	5.04%
Annualized return on average assets	0.46%	0.67%	0.34%	0.29%
Net interest margin	3.78%	3.92%	3.99%	3.94%
Core efficiency ratio	84.43%	82.98%	83.42%	79.47%
Net chargeoffs to average loans	-0.12%	0.03%	0.31%	0.82%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 104,712	$ 115,921	$ 107,492	$ 113,362
Average interest-earning assets	$ 91,289	$ 101,743	$ 93,678	$ 99,488
Average gross loans	$ 58,679	$ 60,019	$ 59,425	$ 60,651
Average deposits	$ 93,509	$ 105,039	$ 96,219	$ 101,726
Average equity	$ 7,227	$ 6,872	$ 7,193	$ 6,596

CONTACT: Dann H. Bowman, President and CEO, or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., +1-909-393-8880